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                                                                   EXHIBIT 12.1

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                           FIRST BANKS AMERICA, INC.

                      RATIO OF EARNINGS TO FIXED CHARGES

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                                                    AT MARCH 31,                       AT DECEMBER 31,
                                                  ---------------       ------------------------------------------------
                                                  1998       1997       1997       1996       1995       1994       1993
                                                  ----       ----       ----       ----       ----       ----       ----
Net income before tax and minority interest...  $  1,890        931      6,972      1,292     (7,013)   (10,366)       219
Add back:
Interest:
    With deposits.............................     5,899      4,508     19,155     15,533     13,134     11,072      9,750
    Without deposits..........................       537        545      2,439      1,597      2,299      3,952      2,073
Rent expense..................................       266        254      1,043        826        997        589        397
Earnings base:
    With deposits.............................     8,055      5,693     27,170     17,651      7,118      1,295     10,366
    Without deposits..........................     2,693      1,730     10,454      3,715     (3,717)    (5,825)     2,689
Fixed charges:
    Including interest on deposits............     6,165      4,762     20,198     16,359     14,131     11,661     10,147
    Excluding interest on deposits............       803        799      3,482      2,423      3,296      4,541      2,470
Ratio:
    Including interest on deposits............      1.31x      1.20x      1.35x      1.08x      0.50x      0.11x      1.02x
    Excluding interest on deposits............      3.35       2.17       3.00       1.53      (1.13)     (1.28)      1.09
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